Issuer Free Writing Prospectus, dated March 6, 2007
Filed pursuant to Rule 433(d) under the Securities Act of 1933
Supplementing the Preliminary Prospectus Supplement, dated March 6, 2007
Registration Statement Nos. 333-131761, 333-131761-01 and 333-131761-02
March 6, 2007
Reinsurance Group of America, Incorporated
$300,000,000 5.625% SENIOR NOTES DUE 2017
FINAL TERMS AND CONDITIONS

Issuer:	Reinsurance Group of America, Incorporated
Size:	$300,000,000
Maturity:	March 15, 2017
Coupon:	5.625%
Public Offering Price:	99.087% of face amount
Underwriting Commissions:	.650%
Yield to Maturity:	5.746%
Spread to Benchmark Treasury:	+122 basis points
Benchmark Treasury:	4.625% due February 15, 2017
Benchmark Treasury Yield:	4.526%
Selling Concession:	.400%
Reallowance:	.250%
Interest Payment Date:	March 15 and September 15, commencing September 15, 2007
Make-whole call:	At any time at a discount rate of Treasury plus 20 basis points
Settlement:	March 9, 2007
CUSIP/ISIN:	759351 AF6/ US759351AF66
Ratings (Moody’s/S&P/A.M. Best)*:	Baa1/A-/a-
Joint Bookrunners:	UBS Securities LLC and Credit Suisse Securities (USA) LLC
Co-Managers:	ABN AMRO Incorporated and Wachovia Capital Markets, LLC
Allocations:

Principal Amount
UBS Securities LLC	$150,000,000
Credit Suisse Securities (USA) LLC	$90,000,000
ABN AMRO Incorporated	$30,000,000
Wachovia Capital Markets, LLC	$30,000,000

Total	$300,000,000
*An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.
The issuer has filed a registration statement (including a prospectus, which consists of a Preliminary Prospectus Supplement dated March 6, 2007 and an attached prospectus dated February 10, 2006) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Securities LLC toll-free at 1-888-722-9555, Ext. 1088, or by calling Credit Suisse Securities (USA) LLC, toll free at 1-800-221-1037.
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